LEN ARONOFF

                               101 E. Lauren Court
                            Fern Park, Florida 32730

June 1st, 2000

LazyGrocer.com Corp.
41 York Street, 3rd Floor
Ottawa, Ontario Canada
K1N 5S0

                         CONTRACT FOR MARKETING SERVICES

     WHEREAS LAZYGROCER.COM CORP. (hereafter GROCER) wishes to engage the services of LEN ARONOFF (hereafter ARONOFF) to provide and coordinate marketing of its services and equity throughout the United States and,

     WHEREAS, ARONOFF, whishes to provide the above listed services for GROCER for compensation and under the conditions below stated,

     NOW THEREFORE, in return for Ten Dollars (USD) and other good and valuable consideration, in hand paid to each acknowledged by each,

     THE PARTIES AGREE AS FOLLOWS:

A. ARONOFF will represent the marketing interests of GROCER within the United States. Said representation shall include, but not be limited to, the identification of and negotiation and contracting with successful websites and media for the promotion of GROCER's services as well as for the promotion of GROCER's equity within the United States.

B. For its part, GROCER will transfer to a Security account of ARONOFF's designation Eight-Hundred Eighty-Seven Thousand Five-Hundred-Fifty-Nine (887,559) Common Shares of its stock for use by ARONOFF for payment of the above cited services, the amount and type of said services having been predetermined. Said shares shall be free trading and thus shall be included in GROCER's SB-2 filing.

C. It is understood and agreed by the parties that, for his compensation, ar shall keep Two and one-half percent of the above listed free trading shares. Additionally, ARONOFF shall be compensated USD for USD for all expenses involved in arranging for marketing and in contracting gro. Said expenses shall be paid directly by GROCER. The above compensation is understood by all parties to constitute complete payment for ARONOFF's services for the initial contract period.

D. The Parties understand and agree that the success of any particular marketing campaign may depend in large part upon the economic climate in the United States, the condition of the stock market at any given point in time and GROCER's ability to succeed as a viable entity in its chosen market area. Given the above parameters, GROCER agrees to hold ARONOFF harmless for any failure of marketing either by media or website.

E. GROCER and ARONOFF understand and agree that this contract shall remain in effect for 24 months or until cancelled in writing by both sides or by either party for cause. Cause shall be defined as material breech of this contract by either party.

F. GROCER and ARONOFF agree that any dispute between them, arising from a breech of the terms of this contract, shall be litigated in the Circuit Court of Orange County, Florida and decided pursuant to Florida law.


                  ENTERED INTO THIS 1ST DAY OF JUNE, 2000





                  LAZYGROCER.COM CORP.


                  By:
                     LEN ARONOFF